Exhibit 99.1

Press Release

Media Contact:

Maria Hudson

Xura

maria.hudson@xura.com

+44 7967813429

Investor Relations Contact:

Luke Todd

Xura

Luke.todd@Xura.com

+1-781-213-2131

Xura Announces Agreement to be Acquired by Affiliates of Siris Capital Group for $25.00 per share in an All-Cash Deal Valued at Approximately $643 million

•	Xura shareholders to receive $25.00 per share in cash

•	Acquisition provides immediate stockholder value and supports Xura’s transformation growth strategy to be the leader in digital communications solutions for Communication Service Providers (“CSPs”)

•	Enables further investment, expansion and development of digital communication and monetization services

WAKEFIELD, Mass., May 23, 2016: Xura, Inc. (NASDAQ: MESG), a leading provider of digital communications services, today announced that it has entered into a definitive agreement to be acquired by affiliates of Siris Capital Group, LLC (“Siris”) in a transaction reflecting an equity value of approximately $643 million. In addition, as part of the transaction, Xura’s existing credit facility will be refinanced.

Under the terms of the agreement, Siris will acquire all of the outstanding shares of Xura’s common stock for $25.00 per share in cash, representing a 19.2% premium over the closing price on May 20, 2016, a 14.8% premium over the 30-day volume-weighted average closing stock price, and a 26.0% premium over the closing price on April 14, 2016, the day before the Company disclosed that it was in exclusive negotiations for a potential sale of the Company to a third party for $25.00 per share. The agreement was unanimously approved by Xura’s Board of Directors, which recommended that Xura’s stockholders adopt the agreement with Siris. A special meeting of Xura’s stockholders will be held as soon as practicable following the filing of a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and subsequent mailing to stockholders.

Under the terms of the agreement, Xura may solicit alternative acquisition proposals from third parties during a 45-day “go-shop” period, following the date of execution of the merger agreement. There is no guarantee that this process will result in a superior proposal, and the merger agreement provides Siris with a customary right to match a superior proposal.

Philippe Tartavull, President and CEO of Xura, said, “Over the past year, the company has experienced unprecedented change, with the divestment of the Comverse BSS business and the combination of Comverse and Acision to form Xura. Siris’ acquisition of Xura is a strong endorsement of our transformation strategy and provides immediate value to our stockholders. Working in a private setting will allow greater flexibility to accelerate our strategy to bring best-in-class messaging, voicemail, security, and monetization solutions to our customers.”

Commenting on the transaction, Hubert de Pesquidoux, Siris Capital Executive Partner, said: “Xura has a strong, credible history in delivering communications services to CSPs globally, and will continue to have long-term value for the digital ecosystem as the company evolves. We see great potential and talent within the organization, and we are excited to partner with Xura to build a business with digital innovation and customers at its core. Importantly, Siris has an extensive history of successfully operating businesses that provide mission-critical products to CSPs and understands that continued investment and customer partnership are instrumental to delivering world-class solutions.”

The transaction is subject to customary closing conditions, including the receipt of stockholder approval and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other foreign antitrust regulatory approvals, as necessary. The transaction is not subject to any financing condition. Upon completion of the acquisition, Xura will become wholly owned by an affiliate of Siris. The transaction is currently expected to close in the third fiscal quarter of 2016.

Siris has secured committed financing consisting of a combination of equity and debt. The equity financing will be provided by affiliates of Siris and the debt financing will be provided by Cerberus Business Finance, LLC.

Goldman, Sachs & Co. is acting as financial advisor, and DLA Piper LLP (US) is acting as legal advisor to Xura in connection with the transaction. Guggenheim Securities, LLC is acting as financial advisor, and Sidley Austin LLP is acting as legal advisor to Siris in connection with the transaction.

For further information regarding the terms and conditions contained in the definitive merger agreement, please see Xura’s Current Report on Form 8-K, which will be filed in connection with this transaction.

Conference Call at 8:30 am ET on Monday, May 23, 2016

Xura will conduct a conference call for the investor community to discuss the announcement on Monday, May 23, 2016 at 8:30 am ET.

To listen to the conference call live, please dial (678) 825-8369. Please dial-in at least ten minutes before the scheduled start time. A live webcast and presentation can be accessed at www.xura.com by following the Investor Relations link to the events and presentations page under the Investor News and Event section. Following the call, a replay of the webcast will be archived in the same location.

About Xura, Inc.

Xura, Inc. (NASDAQ: MESG) offers a portfolio of digital services solutions that enable global communications across a variety of mobile devices and platforms. We help communication service providers (CSPs) and enterprises navigate and monetize the digital ecosystem to create innovative, new experiences through our cloud-based offerings. Our solutions touch more than three billion people through 350+ service providers and enterprises in 140+ countries. You can find us at Xura.com.

About Siris Capital Group, LLC

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work exclusively with Siris to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

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Additional Information and Where to Find It

In connection with the proposed merger, Xura will be filing relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Xura will mail or otherwise make available the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. XURA STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Xura stockholders and other investors may obtain free copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed merger (when they become available), along with other documents filed by Xura with the SEC, at the SEC’s website (http://www.sec.gov) or through the investor relations section of Xura’s website (http://www.xura.com).

Xura and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from Xura’s stockholders in favor of the proposed merger. Information about Xura’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of Xura’s stockholders generally, will be included in the proxy statement filed with the SEC in connection with the proposed merger. Additional information about these directors and executive officers is available in Xura’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on May 28, 2015, and in Xura’s Annual Report on Form 10-K, which was filed with the SEC on May 23, 2016. To the extent that holdings of Xura’s securities by Xura’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Xura’s current expectations or beliefs concerning future events, plans, strategies, or objectives that are subject to change, and actual results may differ materially from the forward-looking statements. Without limiting the foregoing, the words “expect,” “plan”, “believe,” “seek,” estimate,” “aim,” “intend,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks over which Xura has no control. Those risks include, without limitation (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect Xura’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the Merger Agreement by Xura’s stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on Xura’s business, operating results, and relationships with customers, suppliers and others, (v) risks that the proposed merger may disrupt Xura’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management’s attention from Xura’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against Xura related to the Merger Agreement or the proposed merger. In addition, Xura’s actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: (i) the conditions of markets generally and the industries in which Xura operates, including recent volatility in Xura’s key industry segments, (ii) the Xura’s ability to diversify its product applications, expand its customer base, and enter into new market segments, and (iii) other events and factors disclosed previously and from time to time in Xura’s filings with the SEC, including Xura’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. The documents and reports Xura files with the SEC are available through Xura, or its website, www.Xura.com, or through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at www.sec.gov. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law, Xura does not undertake to update these forward-looking statements to reflect future events or circumstances.